EXHIBIT 99.1

Shareholders of EPIX and Predix Vote for Merger
CAMBRIDGE, Mass.—(BUSINESS WIRE)—Aug. 15, 2006—EPIX Pharmaceuticals, Inc. (NASDAQ: EPIX) today announced that its shareholders have voted to approve the Company’s merger with Predix Pharmaceuticals Holdings, Inc., which was previously announced on April 3, 2006, as well as each of the other proposals related to the merger. In addition, the shareholders of Predix also approved the transaction. The companies expect that the merger will close tomorrow, August 16th.
The combined company will be known as EPIX, and is expected to continue to trade on NASDAQ under the symbol “EPIX”. Following the closing of the transaction, management of the combined company will provide information for a conference call and webcast.
“The vision we had when we initiated the merger with Predix can now start to become reality,” stated Chris Gabrieli, Chairman of the Board of EPIX. “We are excited about the potential of the combined company, and look forward to the continuing progress of both EPIX’s contrast agents and Predix’s therapeutic compounds.”
About EPIX Pharmaceuticals
EPIX Pharmaceuticals, Inc., based in Cambridge, MA, discovers and develops innovative pharmaceuticals for imaging that are designed to transform the diagnosis, treatment and monitoring of disease. EPIX uses its proprietary Target Visualization Technology™ to create imaging agents targeted at the molecular level, designed to enable physicians to use Magnetic Resonance Imaging (MRI) to obtain detailed information about specific disease processes. To receive the latest EPIX news and other corporate developments, please visit the EPIX website at www.epixpharma.com.
About Predix
Predix Pharmaceuticals Holdings, Inc., based in Lexington, MA, is a pharmaceutical company focused on the discovery and development of novel, highly selective, small-molecule drugs that target G-Protein Coupled Receptors (GPCRs) and ion channels. Using its proprietary drug discovery technology and approach, Predix has advanced four internally-discovered drug candidates into clinical trials and has five additional programs in preclinical development and discovery targeting conditions such as generalized anxiety disorder, Alzheimer’s disease, pulmonary hypertension (PH), PH associated with chronic obstructive pulmonary disease, obesity and cognitive impairment associated with Alzheimer’s disease or schizophrenia. Additional information about Predix can be found on the company’s website at www.predixpharm.com.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations of

EPIX Pharmaceuticals’ management. These statements relate to, among other things, expectations regarding EPIX Pharmaceuticals’ continued trading on NASDAQ,, the timing of the consummation of the merger and related conference call thereafter, the timing and results of clinical trials involving Predix’s drug candidates, the commercial success of EPIX Pharmaceuticals’ imaging agents and the successful integration of EPIX Pharmaceuticals and Predix. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EPIX Pharmaceuticals’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: any failure to comply with federal and state statutes and regulations relating to EPIX Pharmaceuticals’ products, including FDA requirements; the failure of EPIX Pharmaceuticals to satisfy FDA requests relating to EPIX Pharmaceuticals’ products; the inability of EPIX Pharmaceuticals to successfully in-license products and/or technologies; the inability of EPIX Pharmaceuticals to identify and interest potential partners in its technologies and products, particularly EP-2104R; the inability of EPIX Pharmaceuticals to successfully defend itself against litigation, including any appeal or re-filing of the shareholder class action lawsuit; the inability to protect EPIX Pharmaceuticals’ intellectual property and the cost of enforcing or defending EPIX Pharmaceuticals in litigation relating to intellectual property rights; EPIX Pharmaceuticals’ or Predix’s inability to satisfy the conditions of the merger; the risk that EPIX Pharmaceuticals’ and Predix’s businesses will not be integrated successfully; the combined company’s inability to further identify, develop and achieve commercial success for new products and technologies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that the combined company may be unable to successfully secure regulatory approval of and market its drug candidates; the risks associated with reliance on outside financing to meet capital requirements; risks associated with Predix’s new and uncertain technology; the development of competing systems; the combined company’s ability to protect its proprietary technologies; patent-infringement claims; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. EPIX Pharmaceuticals undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks faced by EPIX Pharmaceuticals, see the disclosure contained in EPIX Pharmaceuticals’ filings with the Securities and Exchange Commission, including but not limited to EPIX Pharmaceuticals’ Form 10-K for the year ended December 31, 2005 and subsequent Forms 10-Q.
CONTACT:
EPIX Pharmaceuticals, Inc.
Amy Seltzer Hedison, 617-250-6012
Investor Relations
ahedison@epixpharma.com

or
Pure Communications
Andrea Johnston, 910-681-1088

SOURCE: EPIX Pharmaceuticals, Inc.